                        ADMINISTRATIVE SERVICES AGREEMENT


         THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of September 30, 1997, is between The Vanguard Group, Inc. ("Vanguard"), and Providian Life and Health Insurance Company and First Providian Life and Health Insurance Company (referred to herein as the "Company").

         WHEREAS, the Company or its authorized representatives desire to ensure that the administration of the Vanguard Variable Annuity Plan Contract, offered by the Company which uses the Vanguard Variable Insurance Fund as its underlying investment vehicle (the "Contracts"), is implemented in accordance with all applicable laws and regulations; and

         WHEREAS, Vanguard, a licensed third party administrator desires to perform certain administrative functions with respect to the Contracts.

         NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the parties hereto agree as follows with respect to the administration of the Contracts.

                                   AGREEMENT

         1.1  Administration of Contracts. The Company retains Vanguard to
              ---------------------------
perform the administrative services set forth in Exhibit A hereto with respect to the Contracts.

         1.2  Termination. Either party may terminate this Agreement upon
              -----------
written notice to the other party in the manner described below (a) for Cause (defined below); (b) upon the termination, for whatever reason, of that certain Participation, Market Consulting and Administration Agreement dated April 23, 1991 among Vanguard, the Company and Vanguard Variable Insurance Fund, Inc., as amended (the "Participation Agreement"): and/or (c) upon mutual agreement of the parties hereto. The Company must fulfill all lawful obligations with respect to the Contracts, regardless of any dispute between the Company and Vanguard. In order to fulfill this obligation, Vanguard shall maintain and make available to the Company complete Books and Records (defined below) which shall be (i) readily accessible to the Company at Vanguard's offices during the transition from Vanguard to the Company or another third party administrator selected by the Company and (ii) promptly delivered to the Company at its offices or such other location designated by the Company. Upon termination, Vanguard, subject to any fiduciary obligations it may have, shall release its authority with respect to the bank accounts, and funds deposited therein, described in Section 1.4 below. "Cause" shall mean the material breach of this Agreement by either party or the material default by either party in any of its duties and obligations hereunder, which breach or default remains uncured for thirty (30) days after the receipt of written notice thereof by the breaching or defaulting party. The Company shall provide thirty (30) days written notice to Vanguard of termination or cancellation of this Agreement if the termination is required by applicable law.

         1.3   Receipt of Payments. The payment to Vanguard of any premiums or
               -------------------
charges for the Contracts by or on behalf of a Contract owner shall be deemed to have been received by the Company, and the payment of return premiums or claims by the Company to Vanguard shall not be deemed payment to a Contract owner or claimant until such payments are received by such Contract owner or claimant. Vanguard shall comply with all federal securities laws, regulations and rules and NASD rules regarding the deadlines for investing premiums, redeeming Contracts and paying claims. Nothing in this Section 1.3 limits any right of the Company against Vanguard resulting from the failure of Vanguard to make payments to the Company, Contract owners or claimants.

         1.4   Fiduciary Account. Vanguard will hold in a fiduciary capacity all
               -----------------
charges or premiums collected by it on behalf of or for the Company with respect to Contract owners, and return premiums received from the Company. Vanguard shall comply with all applicable fiduciary account statutes and regulations. In accordance with applicable laws, regulations and rules, Vanguard will immediately remit such funds to the person or persons entitled thereto, or shall promptly deposit them in a fiduciary account established and maintained by Vanguard in a federally or state-insured financial institution reasonably acceptable to the Company, in the name of the Company, which fiduciary account, with respect to funds relating to Nevada policyholders, shall be deposited in an account located at a financial institution located in Nevada, unless the Nevada Insurance Department grants an exemption. Vanguard shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for the Company. Vanguard shall promptly obtain and keep copies of all such records and, upon request of the Company, furnish the Company with copies of such records pertaining to deposits and withdrawals on behalf of or for the Company. Vanguard may make withdrawals from such account for:

               a.  remittance to the Company when entitled thereto;

               b. transfer to and deposit in accounts for the underlying portfolios described in the Contracts in accordance with Contract owner instructions;

               c. transfer to and deposit in a claims paying account, with claims to be paid as provided in this Agreement;

               d. payment to Vanguard of the amounts described in Section 1.10 below; or

               e. remittance of return premiums to the person or persons entitled thereto.

1.5    Form of Payments of Claims. All claims paid by Vanguard from funds
       --------------------------
collected on behalf of the Company, including withdrawals, cancellations and death claims, shall be paid only on checks or drafts of and as authorized by the Company.

1.6    Notices to Policyholders. To the extent required by applicable law,
       ------------------------
Vanguard shall provide a written notice to the Contract owners advising them of the identity of and relationship among Vanguard, the Contract owners and the Company. If Vanguard collects funds from the Contract owners, Vanguard will provide the Contract owner with a written statement specifying the amount of the premium charged by the Company for such Contract. Any policies, certificates, booklets, termination notices or other written communications delivered by the Company to Vanguard for delivery to its Contract owners shall be delivered by Vanguard promptly after receipt of instructions from the Company to do so.

1.7    Books and Records. Vanguard shall establish and maintain facilities and
       -----------------
procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials (whether on paper, microfiche, computer or other forms) relative to this Agreement and all transactions between Vanguard, the Company, and Contract owners, which shall include the identity and addresses of contract owners and certificate holders (collectively, "Books and Records"), which facilities and procedures shall be reasonably acceptable to the Company. The Company may request additional facilities and procedures if necessary to comply with applicable laws or industry standards. Vanguard shall maintain the Books and Records at its principal administrative office, for the duration of this Agreement and seven years thereafter; provided, however, that in the event this agreement is terminated, Vanguard may, pursuant to applicable law, deliver the Books and Records to the Company and/or a successor administrator rather than maintain such Books and Records for seven years. The Books and Records shall also be maintained in accordance with prudent standards of insurance recordkeeping and as required by applicable law. The Company and Vanguard shall both own the Books and Records and shall each retain the right of access to the Books and Records to fulfill its contractual obligations to Contract owners, claimants and the Company.

1.8    Access to Books and Records. The Company and any applicable regulatory
       ---------------------------
agency (including state insurance departments, the SEC and the NASD) shall have full and free access, during ordinary business hours, to the Books and Records, which shall be in a form usable by them. Each party shall cooperate with the other party and all appropriate governmental authorities in connection with any investigation or inquiry relating to this Agreement.

       The Company or its duly authorized independent auditors have the right under this Agreement to perform on-site reviews of Vanguard's operations and audits of the Books and Records directly pertaining to the Contracts serviced by Vanguard's facilities hereunder at Vanguard's facilities in accordance with reasonable procedures and at reasonable frequencies, including a reasonable period of time in advance of an announced SEC examination. Each party shall pay for its own costs and expenses (including personnel time and materials) incurred in connection with such audits.

1.9    Description of Books and Records.
       --------------------------------

       a. Vanguard shall maintain detailed books and records that reflect all administered transactions specifically in regard to premiums, withdrawals, cancellations, transfers, death claims, state and federal tax withholding, premium taxes, administrator's fees, contributions received and deposited and claims and authorized expenses paid.

       b. The detailed preparation, journalizing, and posting of such books and records shall be made in accordance with the terms and conditions of this Agreement and state insurance, SEC and NASD requirements, and, if applicable, in accordance with ERISA, as amended and to enable the insurer to complete the National Association of Insurance Commissioners' annual financial statement.

       c. Vanguard shall maintain a cash receipt register of all premiums or contributions received. The minimum detail required in the register shall be: date received and deposited, the mode of payment, the policy number, name of individual or group Contract owner.

       d. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Vanguard shall prepare a written record as to the application for the disbursement. All disbursements shall be supported by evidential matter. The evidential matters must be referenced in the journal entry so that they may be traced for verification.

       e. Vanguard shall prepare and maintain monthly financial institution account reconciliations and provide these reconciliations to the Company by the date noted in Exhibit A.

       f. Vanguard shall render accounts to the Company detailing all transactions and remit all money due to the Company under this Agreement, the Contracts and the Participation Agreement (including the mortality and expense risk charge) to the Company by the dates set forth in Exhibit A. Vanguard will render an accounting to the Company detailing all transactions performed by Vanguard pertaining to the business underwritten by the Company by the dates set forth in Exhibit A.

       g. Vanguard shall maintain a customer complaint log in accordance with state insurance, SEC and NASD requirements and shall file the customer complaint log with the applicable regulatory agency if and when required. Vanguard shall provide the Company with a copy of the customer complaint log on a quarterly basis or more frequently if reasonably requested by the Company. Vanguard shall promptly notify the Company of all customer complaints involving a regulatory agency.

1.10   Contingent Fees. Vanguard shall not receive commissions, fees, or charges
       ---------------
contingent upon savings obtained in the adjustment, settlement and payment of losses covered by the Company obligations, but Vanguard may receive compensation based on premiums or charges collected or the number of claims paid or processed as may be provided for in any later amendments to this Agreement.

       For services to be rendered by Vanguard, as provided in Section 1.1 of this Agreement, Vanguard shall receive no compensation. But in any event Vanguard shall receive the administration charge set forth in the Participation Agreement.

       Vanguard shall not receive from the Company or any covered individual any compensation or other payments except as expressly set forth in this Agreement.

1.11   Advertising. Vanguard may use only such advertising pertaining to the
       -----------
business underwritten by the Company as has been approved in writing by the Company in advance of its use. The Company shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Vanguard.

       Vanguard shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used with respect to Contract owners or potential Contract owners of the Contracts located in Georgia, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five years. Vanguard shall file with the Commissioner of Insurance of the State of Georgia on or before March 1 of each year, a certification executed by an authorized officer of the administrator wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Vanguard with regard to the Contracts during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of Georgia. The Company shall be solely responsible for ensuring that all such advertisements provided to and approved in writing by the Company comply in all respects with the advertising regulations of Georgia.

1.12   Underwriting. The underwriting of the insurance policies is the
       ------------
responsibility of the Company and Vanguard shall not provide any underwriting services. The Company shall be responsible for determining the benefits, premium rates, adjudication of claims, underwriting criteria and claims payment procedures applicable to such coverage and for securing reinsurance, if any; the rules pertaining to these matters must be provided, in writing, by the Company to Vanguard.

1.13   Copy of Written Agreement. This Agreement shall be retained as part of
       -------------------------
the official records of both the Company and Vanguard for the duration of this Agreement plus seven years.

1.14   Compliance. Vanguard is licensed as a third party administrator in the
       ----------
Commonwealth of Pennsylvania and will seek and maintain a third party administrator license in those states where it is required and will be in material compliance with all laws, rules and regulations applicable to third party administration of the Contracts.

1.15   Confidentiality of Personal Information. Information that identifies an
       ---------------------------------------
individual covered by a Contract is confidential and shall be kept confidential in accordance with applicable law. In addition, all information provided by the Company to Vanguard shall be kept confidential. During the time such information is in Vanguard's custody or control, Vanguard shall take all reasonable precautions to prevent disclosure or use of the information for a purpose unrelated to administration of the Contract. Vanguard shall disclose such information only: in response to a court order; for an examination conducted by the applicable regulatory agency; to or at the request of the Company; or with the written consent of the identified individual or his or her legal representative. This Section 1.15 shall survive the termination of this Agreement.

1.16   Liability. Each party shall only be responsible or liable to the other
       ---------
party for losses caused by the negligence, bad faith, malfeasance or misconduct of such party or its employees or agents.

1.17   Bond. Vanguard shall comply with the bond and insurance requirements of
       ----
each state in which it administers Contracts, and to the bonding requirements of the SEC and NASD.

1.18   Agent, Broker, or Adjuster Licensing. With respect to Wyoming residents,
       ------------------------------------
Vanguard will not:

       a. solicit applications for insurance or annuities for the Company, negotiate insurance or annuities on behalf of the Company, or carry out and countersign insurance policies unless licensed in Wyoming as an agent;

       b. on behalf of the Company, for compensation or fee, solicit, negotiate or procure insurance or the renewal or continuance thereof for Wyoming insured or prospective insureds unless licensed in Wyoming as a broker;

       c. adjust claims in Wyoming for the Company by investigating and negotiating settlements unless licensed in Wyoming as an adjuster, or an agent or broker who adjusts or assists in the adjustment of losses arising under policies issued by the Company represented by that agent or through that broker. Nothing herein shall be interpreted as to prohibit Vanguard from engaging in ministerial or clerical activities relating to the payment of claims.


                           SECTION 2 - MISCELLANEOUS
                                       -------------

2.1    Ratifications. Except for the Participation Agreement, this Agreement,
       -------------
including Exhibit A, constitutes the entire Agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral.

2.2    Amendments and Modifications. No provision of this Agreement may be
       ----------------------------
amended, modified or waived except in a writing signed by the parties hereto.

2.3    Successors and Assigns. This Agreement is binding upon and shall inure to
       ----------------------
the benefit of the Company and Vanguard and their respective successors and permitted assigns. This Agreement may not be assigned by either part without the prior written consent of the other party.

2.4    Corporate Authority. Each party hereto represents and warrants to each
       -------------------
other party that it is empowered under the applicable laws and regulations and by its charter and by-laws to enter into and perform this Agreement and that all requisite corporate proceedings have been taken to authorize it to enter into and perform this Amendment.

2.5    Governing Law. This Agreement shall be governed by the laws of the
       -------------
Commonwealth of Pennsylvania.

2.6    Severability. If any portion of this Agreement shall be held or made
       ------------
invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

2.7    Remedies Cumulative; No Waiver. No right, power or remedy granted or
       ------------------------------
reserved herein is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, remedy or power hereunder or under law. No delay or omission by either party to exercise any right, power or remedy in connection with a default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of such default or acquiescence therein.

2.8    Arbitration. Any dispute arising out of or related to this Agreement,
       -----------
which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then applicable (the "Rules"). Unless otherwise mutually agreed upon by the parties, the arbitration hearings will be held in the City of Philadelphia, PA. A panel of three arbitrators will be selected in accordance with the Rules and the arbitrators will allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators will reference the rules of evidence and the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.

2.9    Errors and Omissions. Any inadvertent error or omission made by either
       --------------------
party in connection with this Agreement which has been corrected within 30 days, shall not constitute a material breach of the Agreement or render the Agreement null and void.

2.10   Notice Addresses. Any notice to be given by one party to the other shall
       ----------------
be (i) personally delivered or (ii) mailed certified mail postage prepaid, if to Vanguard, at Vanguard Financial Center, 100 Vanguard Boulevard, Malvern PA 19355, Attn: Pauline C. Scalvino, and if to the Company, at 400 West Market Street, Louisville, Kentucky 40202, Attn: Sarah Strange.

         EXECUTED as of the date first written above.

                                     VANGUARD:
                                     --------

                                     THE VANGUARD GROUP, INC.


                                     By /s/ Raymond J. Klapinsky
                                        ------------------------------

                                     Name Raymond J. Klapinsky
                                          ----------------------------

                                     Title Managing Director
                                           ---------------------------

                                     PROVIDIAN:
                                     ---------

                                     PROVIDIAN LIFE AND HEALTH
                                             INSURANCE COMPANY


                                     By /s/ William L. Busler
                                        ------------------------------

                                     Name William L. Busler
                                          ----------------------------

                                     Title Executive Vice President
                                           ---------------------------


                                     FIRST PROVIDIAN LIFE AND HEALTH
                                     INSURANCE COMPANY

                                     By /s/ William L. Busler
                                        ------------------------------

                                     Name William L. Busler
                                          ----------------------------

                                     Title Exec. V.P.
                                           ---------------------------

EXHIBIT A
---------

                            ADMINISTRATIVE SERVICES

(Responsibility for each item is indicated by V for Vanguard, C for Company and V/C for a joint responsibility of both Vanguard and Company.)

A.     CONTRACT ISSUANCE/SUBSEQUENT PAYMENTS

       1. Review new applications, apply issuance criteria to application for Contract. (V)

       2. Notify Contract owner or annuitant of any error or missing data needed to establish Contract within SEC guidelines of accepting the funds within two days or return funds within five days. (V)

       3. If issuance criteria met, prepare contract schedule page, prepare issued Contract, and mail Contract to Contract Owners. (V)

       4. Establish and maintain participant, annuitant, and Contract Owner records, as applicable, on authorized storage/retrieval systems. (V)

       5. Print and maintain supply of confirmation statements. Prepare and mail confirmation statements of purchases to Contract Owners. (V)

       6. Deposit monies received with application into the designated account (see "Accounting/Auditing", below). (V)

       7. Print and maintain inventory of issue-related forms, Contracts and endorsements. (V)

       8. During the free-look period, premiums will be invested in accordance with the terms of the contract and prospectus.

       9. Update the Contract Owner master records and other records to reflect payments received, and the allocation of each payment received. (V)


B.     ACCOUNTING/AUDITING

       1. Deposit cash received under the Contracts into a designated bank account. (V)

       2. Photocopy and microfilm all checks. Balance, edit, endorse and prepare daily deposits. (V)

       3.  Transfer funds from the depository account to the custodian bank. (V)

       4. On returned items, reverse transactions, prepare reports, and communicate with Contract Owner. (V)

       5. Receive funds from custodian accounts for transfer into disbursement account. (V)

       6.  Prepare disbursement checks (see "Disbursement" below). (V)

       7. Generate accounting information necessary to post entries to transfer agency bank account reconciliation. (V)

       8. Cooperate on annual audit of Separate Accounts and other audits, as required, which are conducted for purposes of financial statement certification and publication. The Company will give at least 30 days notice. (V)

           Additionally, accommodate other client and/or regulatory audits, as required. The Company will notify Vanguard of client and /or regulatory time frames as soon as possible.

       9. Retain systems generated reports in accordance with a retention schedule mutually established within the Participation, Market Consulting and Administration Agreement in Schedule 1.6(b)(iv). Provide access to such reports for internal and external auditing.
           (V)

       10. Perform daily balancing of Vantage-One and RPS cycle reports (system check from nightly cycle), Vantage-One and RPS accounting extract and Vantage-One and RPS disbursement extract. (C)

           During the daily balancing described above, forced balances and/or invalid Journal entries may occur. When these errors occur, the Company and Vanguard will work together to determine the cause of the error, perform the proper corrections, and develop and implement procedures if deemed necessary to ensure the error does not reoccur. (C/V)

       11. Company will perform daily balancing for the Separate Account including the following reconciliations: Separate Account shares to Fund Shares, Separate Account units to customer units on Vantage-One, RPS and the spreadsheets for annuitized customers tracked manually, and Separate Account assets to liabilities.

       Separate Account Shares to Fund Shares
       --------------------------------------

           Company will communicate the difference to Vanguard, work with Vanguard to determine the cause of the difference and agree upon the appropriate resolution.

       Separate Account Units to Customer Units on Vantage-One or RPS
       --------------------------------------------------------------

           Company will communicate the difference to Vanguard, work with Vanguard to determine the cause of the difference and agree upon the appropriate resolution.

       Separate Account Units to RPS Manual Spreadsheets
       -------------------------------------------------

           Company will communicate the difference to Vanguard, work with Vanguard to determine the cause of the difference and agree upon the appropriate resolution.

       Separate Account Assets to Liabilities
       --------------------------------------

           Company will communicate the difference (i.e. breakage) to Vanguard, work with Vanguard to determine the cause of the difference (that is in excess of the normal level of breakage) and agree upon the appropriate resolution. Vanguard and Company will mutually agree upon what is considered a normal level of breakage. (C)


C.     PRICING/VALUATION

       1. Company will perform daily the calculation for the accumulation and annuity (payout) unit values for the Separate Account in accordance with the prospectus and the Statement of Additional Information. Company will also perform daily the calculation of the M&E factor included in the unit value calculation. Vanguard will use its best efforts to provide, in a mutually agreed upon format, the NAV and dividend and capital gain rate and share balance by 6:00 p.m. EST on each day the NYSE is open. (C/V)

       2. Vanguard will communicate to Company any corrections to the NAV, dividend rate, or capital gain rate as soon as the error is detected. Company will maintain a record of corrections of the accumulation and annuity (payout) unit values for the Separate Account in accordance with applicable federal securities laws, rules and regulations. For errors not caused by corrections to the NAV, dividend rate, or capital gain rate,

           Company will communicate the unit value corrections to Vanguard as soon as the error is detected. Company will also communicate to Vanguard when the unit value has been corrected on the administrative system so that Vanguard can reverse and reapply the affected transactions. Company will work with the recordkeeper to correct unit values in the administrative system. All corrections will be verified by Company. (C/V)

       3. Vanguard will determine daily the purchases and redemptions (trade sheets) activity by fund and notify the fund manager. Vanguard will provide daily to Company the purchases and redemptions transacted on the Vantage-One and RPS systems by fund, as well as purchases and redemptions of the annuitized customers tracked manually. Company will determine daily the purchases and redemptions activity by fund. Company will use the activity by fund in processing the share balances by fund and will confirm these share balances as indicated per item B11 above. (C/V)


D.     CONTRACT OWNER SERVICE/RECORD MAINTENANCE

       1. Process Contract owner service requests, including informational requests, endorsement/acknowledgment, beneficiary changes, transfer of assets between investment vehicles, and changes of any other information maintained on the system. (V)

       2. Respond directly to questions or inquiries relating to transaction records or current account value. (V)

       3. Review daily system reports confirming changes made to participant, annuitant or Contract owner accounts. (V)

       4. Process Contract owner service requests within the following standards (V):

           - New Policy Issue                  2 business days
           - Subsequent Premium                same business day
           - Surrenders/Partial Withdrawals    1 business day
           - Correspondence -
                  - Financial                  2 business days
                  - Non-Financial              5 business days

       5. Provide client service within agreed upon guidelines. Provide results monthly to the Company. (V)

           - 90% of all calls answered within 20 seconds.
           - Average "Speed of Answer" 20 seconds or less

           - Abandonment Rate of 3% or less

       6.  Provide quarterly customer statements. (V)


E.     DISBURSEMENTS (SURRENDERS; CLAIMS)

       1. Receive requests for partial or full surrenders, and death claims from Contract owners and beneficiaries. (V)

       2. Process surrender requests and death claims against the Contract owner master files. (V)

       3. Prepare checks for surrenders, partial withdrawals, death claims and forward to Contract owner, beneficiary or designated payee, after withholding appropriate Federal and State taxes. (V)

       4. Prepare and mail confirmation statements of disbursement transactions to Contract owners. (V)

       5.  Print and maintain check supply. (V)

       6. Follow up on outstanding checks on a periodic basis and escheat unclaimed funds to states based on individual state requirements. (V)

F.     ANNUITY BENEFIT PROCESSING -- FOR FIXED PAYOUTS AND VARIABLE PAYOUTS

       Fixed
       -----

       1. Receive information with respect to annuitants going into the annuity (payout) phase. Fixed annuity election reports are forwarded to the Company. Funds are wired from Vanguard, 10 business days before first payment is due. (V/C)

           Vanguard is to provide the following information in order for the Company to process a fixed annuitization. The information is needed for a fixed annuitization on the 10th business day prior to the due date of the first payment on the annuitized contract.

           a) Contract amount
           b) Annuitization form (including W4P and W9 tax information)
           c) Tax Cost Basis of Original Premium
           d) Birth Date Verification (copy of birth certificate or driver's license)

           e) Copy of Quote or date annuitization paperwork received at Vanguard
           f) If joint annuitant, need their date of birth
           g) Address of where to mail the check
           h) Account number for direct deposits
           i) Beneficiary information


       Variable

       2. Variable annuity election requests are handled by Vanguard with the exclusion ratio calculated by the Company and verified by Vanguard. The Company calculates the amount of the initial annuity payment for variable payout based on tables attached to the Contract and the current annuity unit value calculated 10 business days prior to the annuitization date. (C/V)

       Both parties will coordinate the transfer of the appropriate information necessary to complete calculations and communicate results.

G.     TAXES

       1. Vanguard is to collect and account for premium taxes as appropriate, instruct Company to remit the taxes and wire premium dollars to the Company. The Company shall inform Vanguard of any changes in state regulations regarding the imposition of premium taxes. The Company will remit all premium taxes due. (V/C)

       2. Vanguard is to collect and account for all federal and state withholding as appropriate, and wire the dollar amount of such taxes collected to the Company. The Company shall inform Vanguard of any changes in federal and state regulations regarding the imposition of federal and state taxes. The Company will remit all federal and state taxes due. (V)

       3. Vanguard is to prepare and maintain premium tax and other federal and state tax records by Contract owner and by state. (V)


H.     FINANCIAL AND MANAGEMENT REPORTS

       1. REPORTS TO BE PREPARED MONTHLY BY THE DATES OUTLINED BELOW FOR SEPARATE ACCOUNT IV & B

                                                     DATE RECEIVED
                                                     BY OTHER PARTY
                                                     --------------
a)   M&E and admin report  (C)                       Last business day of month

b) Separate Account General Ledger  (C)              1st business day

c) Federal & State Withholding and Premium           1st business day
   Tax Information (V)

d) Bank Statements/Reconciliation--                  5th business day
   the Insurance Company (V)

e) Reconciliation of Premiums in                     5th business day
   Suspense to balance in Receipt
   Bank Account (V)

       2. MONTHLY REPORTS FROM THE VANTAGE ONE AND RPS SYSTEMS TO BE PROVIDED BY VANGUARD TO THE COMPANY

                                                     DATE RECEIVED
                                                     BY THE COMPANY
                                                     --------------

a) Suspense File List (V)                            4th business day
b) Investment Vehicle Report (V)                     4th business day
c) Reserve Listing Calculation Results (V)           4th business day
d) Mortality Gain/Loss Detail (V)                    4th business day
e) Detail Account Reporting (V)                      daily with a day lag
f) Variable Fund Value (V)                           1st business day
g) RPS feed to PCATS system (V)                      4th business day
h) Minimum Death Benefit Report (V)                  4th business day
i) Annuity Statutory Reserve (V)                     1st business day
                                                     following year end
j) CO5 (Vantage One Report) (V)                      Daily (by 8:00 a.m.)
k) Others as requested by the Company's internal or external auditors
l) Others as requested by the Company's accounting areas as needed to prepare financial statements or perform analysis.
m) Payment Account Control Report(AD-134)(V) 8:00 a.m. after cycle runs
n) VVAP Extract File (V)                             Daily


I.     AGENT LICENSE RECORDKEEPING

       1.  Report the following agent license status information to the Company
           (V):

           a) Address changes
           b) Name changes should be reported to each State with a copy to the Company.
           c) New Agents to be licensed/appointed as it relates to the Vanguard Variable Annuity Plan

       2. The Company will track and monitor individual agent license status and compliance with individual continuing education requirements. (C)

J.     ADDITIONAL SERVICES

1. The Company will calculate daily the Mortality and Expense Risk Charge (M&E) and Administrative charges. The Company will provide a statement and supporting documentation to Vanguard the evening of the last business day of the month detailing the M&E and Administrative charges owed by fund for Separate Account IV and B. Vanguard will wire the Company an amount equal to the M&E charge on the statement on the second business day except when the difference between the Company's statement and Vanguard's records is greater than 20%. Should this occur, Vanguard will provide to the Company a list of the discrepancies by fund and both Vanguard and Company will cooperate to reconcile the difference within five business days. Vanguard is not responsible for wiring the M&E to the Company until it has received the statement from the Company.

   Vanguard will perform a review of the M&E and Administrative charges per the Company's statements to its records. If the discrepancies between the Company's and Vanguard's calculation is less than 20%, Vanguard will provide to the Company a list of the discrepancies by fund. Both Vanguard and the Company will cooperate to resolve the discrepancies prior to the 10th business day following the end of the month in question. Any funds owed between Vanguard and the Company will be wired on the 10th business day.

   The above procedures will begin on a date mutually agreed to by Vanguard and the Company. (V/C)

2. Vanguard will ensure that the administrative system controls are in place to ensure the accuracy of the annual maintenance fee due Vanguard. Separate Accounts IV and B will remit to Vanguard no later than the fourth business day of the month the total for the previous month. (V)

3. Maintain an appropriate Disaster Recovery Contingency Plan for the annuity business. (V/C)

K.     PROXY PROCESSING

       1. The Company is to receive record date information and proxy solicitation from Vanguard's Legal Department. (V)

       2. Vanguard will perform proxy solicitation using Vanguard proxy tape information. (V)

L.     PERIODIC REPORTS TO CONTRACT OWNERS

       1. Based on necessary information provided by Vanguard in a timely manner, tax reporting will be performed by the Company in accordance with procedures mutually agreed upon by the Company and Vanguard. (C)

       2. Respond to requests from plan administrators or trustees for information affecting the plan or participants for qualified plans.
           (V)

       3. Prepare semi-annual and annual reports for the funds in compliance with the Investment Company Act of 1940 for the benefit of the Separate Account shareholders. (V)


M.     TRANSACTION AND BREAKAGE GAIN/LOSS

       1. Transaction gain/loss should be funded by Vanguard to the Separate Account on a daily basis. (V)

       2. The Company will provide a report of breakage amounts to Vanguard as of the end of the previous month with supporting documentation no later than the 1st business day following the end of the previous month. Vanguard will fund breakage to the Separate Account within three (3) business days of notification. (V/C)

These time frames may be modified through mutual agreement by Vanguard and the Company.

N.     MORTALITY GAIN/LOSS

       1. Mortality gain/loss should be funded by the Company to the Separate Account when deemed necessary by Company. Company will provide a statement annually to Vanguard for the necessary withdrawals and fundings for mortality gain/loss at that time. (C)

O.     BANK ACCOUNTS

       1. Company shall be deemed the co-owner with Vanguard of the bank accounts established for deposits into and withdrawals from the Separate Account.